As filed with the Securities and Exchange Commission on May 9, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEALSQ Corp

(Exact name of registrant as specified in its charter)

______________________

British Virgin Islands (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number) Avenue Louis-Casaï 58 1216 Cointrin, Switzerland (Address of principal executive offices)	N/A (I.R.S. Employer Identification No.)

John O’Hara
Chief Financial Officer
SEALSQ Corp
Craigmuir Chambers, Road Town
Tortola, British Virgin Islands VG1110
Tel: 011-41-22-594-3000
Fax: 011-41-22-594-3001
(Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102
(Name, address and telephone number of agent for service)

______________________

Copies to:

______________________

Herman H. Raspé, Esq. Patterson Belknap Webb & Tyler LLP 1133 Avenue of the Americas New York, New York 10036 Tel: (212) 336-2000	George Weston Harney Westwood & Riegels (BVI) LP Craigmuir Chambers, PO Box 71, Road Town, Tortola, VG1110, British Virgin Islands Tel: (284) 852 4333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers an aggregate of: 15,000,000 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”) of SEALSQ Corp (the “Company”) issuable upon the exercise of options to purchase Ordinary Shares isued under the SEALSQ Corp Ordinary Share Option Plan (the “Plan”).

This Registration Statement includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C to Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reoffers and resales of Ordinary Shares on a continuous or delayed basis that may be deemed to be “restricted securities” or “control securities” under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, that have been acquired by or are issuable to certain stockholders that are current directors and executive officers of the Registrant or its parent or subsidiaries identified in the Reoffer Prospectus (the “Selling Stockholders”). The number of Ordinary Shares included in the Reoffer Prospectus may be issued to the Selling Stockholders upon exercise of options to purchase Ordinary Shares granted under the Plan and does not necessarily represent a present intention to sell any or all such Ordinary Shares. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Part I have been or will be sent or given to participants in the plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Such documents are not being filed with the SEC either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

SEALSQ Corp

Up to an aggregate of 4,450,467 Ordinary Shares

Issuable upon exercise of stock options granted under the

SEALSQ Corp Ordinary Share Option Plan

This reoffer prospectus (this “Reoffer Prospectus”) relates to the offer and sale from time to time by the selling stockholders named in this Reoffer Prospectus (the “Selling Stockholders”), or their permitted transferees, of up to an aggregate of 4,450,467 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”) of SEALSQ Corp (the “Company”, “SEALSQ”, “Registrant”, “we”, “us”, “our”). This Reoffer Prospectus covers Ordinary Shares issuable to the Selling Stockholders upon exercise of stock options granted under the SEALSQ Corp Ordinary Share Option Plan (the “Plan”).

We are not offering any Ordinary Shares and will not receive any proceeds from the sale of the Ordinary Shares by the Selling Stockholders pursuant to this Reoffer Prospectus. Each of the Selling Stockholders named herein, is a director, executive officer or a member of our senior management, and may be considered an “affiliate” of the Company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Subject to the satisfaction of any conditions to the exercise of options relating to, the Ordinary Shares offered hereby pursuant to the terms of the Plan, and subject to any applicable restrictions, the Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Ordinary Shares covered by this Reoffer Prospectus through underwriters or dealers, directly to a purchaser, or through broker-dealers or agents. The Ordinary Shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Stockholders may offer the Ordinary Shares for sale. The Selling Stockholders may sell any, all or none of the Ordinary Shares offered by this Reoffer Prospectus. See “Plan of Distribution” beginning on page 25 for more information about how the Selling Stockholders may sell or dispose of the Ordinary Shares covered by this Reoffer Prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. We will bear all expenses of registration incurred in connection with this offering, including any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Stockholders.

Our Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LAES.” On May 8, 2025, the last sale price of a share of our Ordinary Shares as reported on the Nasdaq was $2.51 per share.

Ordinary Shares that are issued to the Selling Stockholders upon exercise of stock options granted under the Plan will be “restricted securities” under the Securities Act before their sale under this Reoffer Prospectus. This Reoffer Prospectus has been prepared for the purposes of registering the Ordinary Shares under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

Investing in our securities involves substantial risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this Reoffer Prospectus, and the risk factors on our most recent Annual Report on Form 20-F, which is incorprated by reference herein, for the factors you should consider before buying our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this Reoffer Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is May 9, 2025.

You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information.”

You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our Company. You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors,” “Operating and Financial Review and Prospects” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference herein, before making an investment decision.

Unless the context otherwise requires, “we,” “us,” “our,” “registrant,” or “Registrant,” “SEALSQ”, “SEAL” and the “Company” refer to SEALSQ Corp.

THE COMPANY

This summary highlights selected information contained elsewhere in this reoffer prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire reoffer prospectus, including the risks related to our business, our industry and investing in our securities that we describe under “Risk Factors,” and our consolidated financial statements and the related notes incorporated by reference in this reoffer prospectus before making an investment in our securities.

SEALSQ is a leading innovator in Post-Quantum Technology hardware and software solutions. Our technology seamlessly integrates Semiconductors, PKI (Public Key Infrastructure), and Provisioning Services, with a strategic emphasis on developing state-of-the-art Quantum Resistant Cryptography and Semiconductors designed to address the urgent security challenges posed by quantum computing. Our products are engineered to safeguard critical systems, enhancing resilience and security across diverse industries.

SEALSQ was established as a subsidiary of WISeKey International Holding AG, combining decades of expertise in cryptographic security and trusted digital infrastructure. Headquartered in Switzerland, we operate across Europe, the United States, and other strategic markets. Our solutions provide the foundation of digital trust for businesses and governments worldwide.

SEALSQ’s comprehensive portfolio, which includes secure microcontrollers, PKI services, compliance with IoT standards like Matter, GSMA eUICC root certificates, tailored ASICs, and post-quantum cryptography capabilities, uniquely positions the Company to address evolving market needs. These capabilities, combined with SEALSQ’s entry into the TPM market, ensure strong growth potential and market leadership in the cybersecurity and IoT sectors.

SEALSQ delivers integrated digital security solutions that combine four critical components into a unified offering: Root- of-Trust, Secure Chips, trusted Identity Generation and Management (PKI), and Personalization Services. Together, these components ensure the confidentiality, integrity, and authenticity of connected devices and digital communications.

 Our offerings are structured around four foundational technology pillars:

1.	Our Swiss-based Post Quantum Root of Trust:

Offering neutrality, reliability, and is certified by leading industry standards such as WebTrust (browsers), Matter (Smart Home), and Wi-SUN (Smart Grid).

2.	Public Key Infrastructure Services:

Leveraging this root-of-trust we offer a SaaS solution to issue and manage cryptographic credentials that authenticate users, devices, and systems. Our platform uses Quantum Resistant Cryptographic Algorithms recommended by the National Institute of Standards and Technology (NIST).

3.	Personalization Services:

Industrial-scale systems for embedding digital identities into secure microcontrollers, enabling seamless integration and secure operation at scale.

4.	Quantum Resistant certified secure microcontrollers:

Designed to protect and store digital identities, ensuring robust authentication for connected devices and systems.

 SEALSQ’s comprehensive product range meets the growing demand for secure, certified solutions across industries:

•	Post-Quantum Chips: SEALSQ is developing two secure microcontrollers with quantum-resistant cryptographic capabilities, scheduled for market release in Q4 2025.

•	VaultIC Secure Microcontrollers: Pre-certified cryptographic chips for IoT devices, enabling secure authentication and protection against cyber threats. Recent innovations include VaultIC292 for Matter & devices, and VaultIC408 for smart meters and industrial IoT.

•	Public Key Infrastructure (PKI): INeS, our PKI-as-a-Service software leverages on our Swiss-based Root of Trust to conveniently and scalably issue and manage trusted device identities ensuring IoT device compliance with protocols such as Matter, Wi-SUN, and WebTrust. Our PKI solutions now include post-quantum algorithms to protect against quantum threats.

•	Personalization Services: Enabling clients to pre-provision private keys and certificates into chips within 4 weeks, reducing costs and time-to-market. But also, on-line or off-line during device manufacturing using our INeS Box device.

SEALSQ solutions serve high-growth industries requiring secure, scalable, and certified solutions. Some examples of the use cases of our products are as follows:

•	Smart Homes & Consumer Electronics: SEALSQ products help device makers accelerating time to market and reducing costs by easing compliance with the growingly adopted Matter protocol that ensures secure and seamless interoperability across connected devices, addressing a market projected to reach $78 billion by 2025 (Source: Statista 2023).

•	Automotive: Securing Plug-and-Charge infrastructure (EV Charging stations), a sector expected to grow at a 31% CAGR through 2030 (Source: Fortune Business Insights 2022).

•	IoT and Smart Cities: Protecting billions of IoT devices, with the number of connected devices requiring protection anticipated to reach 28.3 billion units by 2027 (Source: IoT Analytics 2023).

•	Critical Infrastructure: Securing smart grids and utilities through FIPS 140-3 certified solutions.

•	Healthcare: Enabling secure communication for medical devices and sensitive patient data.

•	Industrial IoT: Providing tamper-resistant chips for sensors and mission-critical systems.

SEALSQ semiconductors and PKI services contribute to secure millions of objects: luxury products, routers, gateways, utilities meters, E.V. chargers, drones, authentication dongles, storage memory USB sticks, medical devices, connected door-locks, and a variety of other electronic consumers devices.

Recent Developments

May 6, 2025 Registered Direct Offering

Securities Purchase Agreement

On May 5, 2025, we entered into a securities purchase agreement (the “SPA”) with several institutional investors named therein (the “Investors”), pursuant to which we agreed to sell and issue 10,000,000 Ordinary Shares to the Investors at a purchase price of US$2.00 per Ordinary Share, in a registered direct offering (the “Offering”). The closing of such registered direct offering occurred on May 6, 2024 (the “Closing Date”).

The gross proceeds to the Company from the Offering were approximately $20,000,000.00, before deducting the placement agent’s fees and other estimated offering expenses payable by the Company.

The Offering was made pursuant to the Company’s existing shelf registration statement on Form F-3 (File No. 333- 286098), which was declared effective on April 2, 2025 by the U.S. Securities and Exchange Commission (the “Registration Statement”). A prospectus supplement to the Registration Statement for the Offering was filed with the Commission on May 6, 2025.

Pursuant to the terms of the SPA, the Company has agreed that until the date that is sixty (60) days after the Closing Date, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Share equivalents, effect or enter into an agreement to effect any issuance of Ordinary Shares or Ordinary Share equivalents, or, file any registration statement or any amendment or supplement thereto, in each case, subject to certain exceptions, without the prior consent of the Investors. The preceding sentence shall not apply to the issuance of, or registration statements with respect to (a) Ordinary Shares or options issued pursuant to any stock option plan, and (b) following the date which is ten (10) days after the Closing Date, the entering into an agreement and the making of applicable filings with respect to an at-the-market offering facility (the “ATM Facility”) provided, however, that (x) during the period beginning on date which is ten (10) days after the date of the initial launch date of date of the ATM Facility and ending on the date which is forty five (45) days after the initial launch date of the ATM Facility, the Company may sell Ordinary Shares pursuant to the ATM Facility for a purchase price that is equal to or greater than $2.52 per Ordinary Share, and (y) during the period beginning on date which is forty six (46) days after the date of the initial launch date of date of ATM Facility and ending on the date which is sixty (60) days after the initial launch date of the ATM Facility, the Company may sell Ordinary Shares pursuant to the ATM Facility for a purchase price that is equal to or greater than $2.31 per Ordinary Share.

In addition, we agreed not to issue, or enter into any agreement to issue, any Ordinary Shares of the Company or “Ordinary Share Equivalents” involving a “Variable Rate Transaction” (each as defined in the SPA), provided, however, that notwithstanding the foregoing, the Company may enter into the ATM Facility at any time following the date which is ten (10) days after the Closing Date and, subject to the restrictions set forth in the paragraph above, may sell Ordinary Shares pursuant to the ATM Facility.

Further, the Company has agreed that until the date that is the twenty four (24) month anniversary of the execution date of the SPA, upon any issuance by the Company or any of its subsidiaries of Ordinary Shares or securities exercisable for or convertible into Ordinary Shares for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), the investors have the right to participate (on a pro rata basis based upon the number of Ordinary Shares purchased by each Purchaser pursuant to the SPA) in up to an amount of the Subsequent Financing equal to 30% of the Subsequent Financing (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing. This participation right shall not apply in respect of certain issuances pursuant to the Company’s stock option plan, any business acquisition (excluding any such transaction entered into primarily to raise capital), or the ATM Facility.

Placement Agency Agreement

On May 5, 2025, the Company entered into an agency agreement (the “PAA”) with Maxim Group LLC (the “Placement Agent”), pursuant to which the Company agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the aggregate gross proceeds received by the Company from the sale of the Ordinary Shares in the Offering. The Company also agreed to reimburse the Placement Agent for up to $40,000 in accountable expenses, including the Placement Agent’s legal counsel’s fees.

Lock-Up Agreements

Our parent company, WISeKey International Holding AG (“WISeKey”), and certain of our officers have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our Ordinary Shares or other securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 60 days after the Closing Date without the prior written consent of the Placement Agent.

PERTE CHIP

WISeKey and SEALSQ jointly, together with OdinS and TProtege, two Spanish companies with extensive experience in R&D&i (Research & Development & Innovation) worldwide and in the design and manufacturing of IoT devices and solutions, plan to establish in the Region of Murcia a “Center of Excellence in Cybersecurity and Microchips” under the financial umbrella of the Microelectronics and Semiconductors Plan (PERTE CHIP) initiated by Spain.

The project called Quantix Edges is in the final stages of the approval process by the Sociedad Espanola para la Transformacion Tecnologica (SETT), the Spanish government’s entity responsible for funding under the PERTE budgets. The project features a EUR 20 million investment by WISeKey, SEALSQ, OdinS and TProtege and SETT over a period of 3 years, involving the creation of up to 200 highly qualified direct jobs (300 indirect). The projected estimates of the internal rate of return for this project at the end of year 7 are 18% with a net present value of EUR 120 million.

IC’ALPS

On February 27, 2025, the Company announced that it has entered into exclusive negotiations with the shareholders of IC’ALPS SAS (“IC’ALPS”), an ASIC design and supply specialist based in Grenoble, France, to acquire 100% of the share capital and voting rights of IC’ALPS. These exclusive negotiations result from the execution of a Letter of Intent with IC’ALPS and its shareholders. The acquisition is subject to, amongst other items, the completion of the appropriate due diligence, execution of definitive agreements, and authorization by French regulatory authorities. This strategic acquisition would reinforce SEALSQ’s commitment to advancing its Application-Specific Integrated Circuit (ASIC) development to meet the growing demand in the sector and add approximately 100 highly-skilled staff based out of IC’ALPS’ current centers in Grenoble and Toulouse, France.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the Selling Stockholders listed in this prospectus, of up to 4,450,467 Ordinary Shares, none of which are currently issued and outstanding. The Ordinary Shares offered by this prospectus may be sold by the Selling Stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the Ordinary Shares by the Selling Stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by them.

Corporate Information

SEALSQ Corp is a BVI business company incorporated and existing under the laws of the British Virgin Islands. Our registered office in the British Virgin Islands is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Our principal executive offices and effective place of management are located at Avenue Louis-Casaï 58, 1216 Cointrin, Switzerland. Our telephone number from the United States is 011 41 22 594 3000. Our website can be accessed at www.SEALSQ.com. The information on or linked to on our website is not a part of this reoffer prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” “projects,” “forecasts” and variations of such words and similar expressions, as they relate to us, Wisekey International Holding S.A., our parent company (“WISeKey”), our management or third parties, are intended to identify the forward-looking statements. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that SEALSQ expects or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements we make regarding:

•	Our anticipated goals, growth strategies and profitability;

•	Future operating or financial results;

•	Our planned capital expenditure program for additional production lines to be added to our supply chain;

•	The development of our post-quantum cryptography products and our expectation to generate revenue from such products;

•	The potential for post-quantum cryptography products and estimated market size and market growth including with respect to our long-term business strategy for post-quantum cryptography;

•	Our intention to make investments in sales and marketing operations including R&D of new products such as post-quantum cryptography;

•	Our plans for global customer base expansion;

•	The establishment of a Design Center, OSAT and Personalization project and the projected additional revenue that is will generate;

•	Our anticipated pipe growth in 2025;

•	Our belief that the products resulting from our R&D will create additional opportunities for growth;

•	Our expectation about the development of the markets for SEALSQ, including post-quantum cryptography products, customized security offerings through ASICs, expanding the role of Metaverse, increase in cyber threats and growth of secure hardware market, growing demand for IoT solutions, increase in cybersecurity spending based on the recent regulations and legislations;

•	Our intent to invest heavily in the ongoing development of our products and technology, including anticipated fab capacity expansion and utilization and expected ramp and production timelines for the Company’s post-quantum semiconductors;;

•	Our expectation that we will continue to gain several benefits from our parent company, WISeKey, including the financial reporting and legal support via certain service agreements;

•	Our forecasted decrease in the sales of our traditional semiconductor chips, as our customers transition towards post-quantum semiconductor technologies;

•	Our investment in quantum-as-a-service and quantum computing in the cloud;

•	Changes in global trade policies, including the adoption and expansion of tariffs and trade barriers, that could affect the macro-economic environment and adversely impact the demand for our products;

•	The availability and costs of equipment, raw materials, utilities, third-party manufacturing services and technology, or other supplies required by our operations; and

•	Assumptions underlying or related to any of the foregoing

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us and are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, in addition to those set forth under the heading “Risk Factors” in this reoffer prospectus and in the documents incorporated by reference herein and under a similar heading in any applicable reoffer prospectus supplement, among others, the following:

•	The adoption by developers and customers of quantum computing;

•	Our ability to sell post-quantum cryptography products to customers;

•	The inability to realize estimated financial position, results of operations or cash flows;

•	Our ability to anticipate market needs and opportunities;

•	Our ability to attract new customers and retain existing customer base;

•	Our ability to foster innovation, to develop new products and enhancements to our existing products;

•	The demand for our products or for the goods into which our products are incorporated;

•	Our expectation that order commitments and non-cancellable orders we received are properly executed;

•	The sufficiency of our cash and cash equivalents to meet our liquidity needs;

•	The impact of any supply chain disruption that we may experience;

•	Our dependency on the timely supply of equipment and materials from our third-party suppliers;

•	Our ability to protect our intellectual property rights;

•	Our ability to keep pace with technical advances in cryptography and semiconductor design;

•	Our ability to raise funds for investment by cash flow from operating activities, advance payments from a key customer, and grants and other available subsidies from funding agencies;

•	Our ability to reduce our cost structure and general and administrative costs;

•	Our ability to attract and retain qualified employees and key personnel;

•	Our ability to attract new customers and retain and expand within our existing customer base;

•	Our ability to foster innovation, to develop new products and enhancements to our existing products;

•	The future growth of the information technology and cybersecurity industry;

•	Risks relating to SEALSQ’s ability to implement its growth strategies;

•	Our ability to successfully form new strategic partnerships with our alliance partners;

•	Our ability to continue beneficial transactions with material parties, including WISeKey and a limited number of significant customers;

•	Our ability to prevent security breaches and unauthorized access to confidential customer information;

•	Our ability to comply with modified or new laws and regulations relating to our industries;

•	The activities of our competitors and the introduction of competing products by our competitors;

•	Market demand and semiconductor industry conditions;

•	Our ability to successfully introduce new technologies and products;

~~•~~	Uncertain negative effects from the imposition by the United States of tariffs, sanction or other restrictions

•	The cyclical nature of the semiconductor industry;

•	An economic downturn in the semiconductor industry;

•	Our ability to comply with U.S. and other applicable international laws and regulations;

•	Changes in our overall tax position as a result of changes in tax laws or tax rates, new or revised legislation, the outcome of tax audits or changes in international tax treaties which may impact our results of operations as well as our ability to accurately estimate tax credits, benefits, deductions and provisions and to realize deferred tax assets;

•	Fluctuations in the exchange rates between the U.S. dollar and the other major currencies we use for our operations;

•	Our ability to collect accounts receivable;

•	Changes in certain commodities used as raw material, which may affect our gross margin; and

•	How long we will qualify as an emerging growth company or a foreign private issuer.

Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results.

WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS REOFFER PROSPECTUS OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS REOFFER PROSPECTUS, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED, EXCEPT AS REQUIRED BY LAW.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under “Item 3.D: Key Information—Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this reoffer prospectus or incorporated by reference into this reoffer prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this reoffer prospectus.

Our business could suffer as a result of tariffs and trade sanctions or similar actions.

The imposition by the U.S. government of trade measures, including tariffs, sanctions or other restrictions on goods exported from, or imported into, the United States, or countermeasures imposed in response to such U.S. government trade measures, could adversely affect global economic conditions, our operations or our ability to sell our products globally, which could adversely affect our operating results and financial condition. Recently, the U.S. government has initiated the imposition of stronger trade measures on certain goods exported from, or imported into, the U.S., and reciprocally non-U.S. governments have increased their threat and implementation of countermeasures. For example, recently, the U.S government announced proposed tariffs on imports of semiconductor chips into the U.S. The U.S. President has increased, and reserved for further increases in, the scope and amount of tariffs in the event of retaliatory countermeasures, and the future of existing tariffs and, as a result, the possibility for new tariffs and countermeasures, remains very uncertain. A large amount of our current supply chain does not directly import products to the U.S. as we supply to contract manufacturers located outside the U.S. This is the case even when our ultimate customer is a U.S. company. However, the tariffs on imports of semiconductor chips, or products containing semiconductor chips, into the U.S. could impact upon the contract manufacturers, and the entire semiconductor supply chain, when the finished goods are delivered to the end-customer. Furthermore, end-customers may seek to restructure the supply chain to areas or countries unaffected by tariffs, or demand for the semiconductor supply chain to absorb the added costs of the tariffs and that will, in turn, reduce our revenue and gross profit. There is a further possibility that any future tariffs may still impact upon our ability to sell our product and to remain competitive in the market. Escalations in trade measures may directly impair our business by increasing trade-related costs or disrupting established supply chains and may indirectly impair our business by causing a negative effect on global economic conditions and financial markets. In addition, de-escalation of trade measures, or selected exemptions from trade measures, may not result in an immediate increase in our business activity. The ultimate impact of the evolving trade measures is uncertain and may be affected by various factors, including whether and when such trade measures are implemented, the timing when such measures may become effective, and the amount, scope, or nature of such trade measures.

Additional changes or threatened changes in U.S. trade measures have affected and may continue to affect trade involving many countries as well, including Mexico, Canada, Colombia, Taiwan, the People’s Republic of China, the United Kingdom, and the member countries of the European Union. Each of these measures or threatened measures may instigate reciprocal countermeasures by affected countries, potentially accelerating further increases in trade measures. Any trade measure against Taiwan may specifically target imports of semiconductor products, which, if imposed, could seriously and negatively affect our business and the U.S. economy overall. The materials subject to these trade measures may impact the cost or availability of raw materials used by our suppliers or in our customers’ products. We cannot predict the evolving trade policies, but the imposition of trade measures by the U.S. on a broader range of imports, or further retaliatory trade measures taken in response to additional U.S. trade measures, could increase costs in our supply chain or reduce demand of our customers’ products, either of which could adversely affect our results of operations. Any increase in trade-related costs associated with such measures may impair the profitability of such international production, may strain our suppliers’ ability to reliably provide inputs necessary to produce these items, and may otherwise affect our partners’ abilities to provide our products at previously contracted prices. Our business and financial results could be negatively affected as a result.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Ordinary Shares by the Selling Stockholders. All proceeds from the sale of the Ordinary Shares will be for the account of the Selling Stockholders, as described below. See the sections titled “Selling Stockholders” and “Plan of Distribution” described below.

DESCRIPTION OF ORDINARY SHARES

The following description of our share structure is a summary of the material terms of our amended and restated memorandum and articles of association and BVI corporate law regarding our shares and the holders thereof. This description contains all material information concerning our shares but does not purport to be complete.

General

We are a British Virgin Islands Business Company (company number 2095496) and our affairs are governed by our memorandum and articles of association (“Articles”), the BVI Business Companies Act, Revised Edition 2020 (“BVI Act”) and common law of the British Virgin Islands. Based upon the Articles, we are authorized to issue a maximum of 210,000,000 shares in two classes as follows:

(a)	200,000,000 Ordinary Shares with a par value of USD 0.01 per share (“Ordinary Shares”); and

(b)	10,000,000 Class F Shares with a par value of USD 0.05 per share (“Class F Shares”).

As of the date of this reoffer prospectus, 114,508,901 Ordinary Shares are issued and outstanding and 1,499,800 Class F Shares are issued and outstanding. No preferred shares are issued or outstanding or authorized by our Articles. The following description summarizes the material terms of our shares as set out more particularly in our Articles. Because it is only a summary, it may not contain all the information that is important to you.

Share Rights

Each Ordinary Share confers upon the shareholder:

(a)	the right to attend any meeting of shareholders;

(b)	the right to one vote per Ordinary Share on any resolution of shareholders as against each other Ordinary Share but, as a class, the Ordinary Shares shall retain 50.01% of the Company’s voting power;

(c)	the right to an equal share in any dividend paid by the Company against each other Ordinary Share, which shall be one fifth of any amount paid by the Company against each Class F Share but which shall not rank in preference or be subordinate to any other share;

(d)	the right to an equal share in the distribution of the surplus assets of the Company against each other Ordinary Share, which shall be one fifth of any amount paid by the Company against each Class F Share but which shall not rank in preference to any other share; and

(e)	such other rights and entitlements as may be specified in the Articles.

Our Ordinary Shareholders have no conversion, pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Ordinary Shares.

Each Class F Share confers upon the shareholder:

(a)	the right to attend any meeting of shareholders;

(b)	a number of votes per Class F Share, on any matter that is submitted to a vote of shareholders, that would cause the total votes of all Class F Shares to equal 49.99% of the voting power of all shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of shares present in person or represented by proxy and entitled to vote on such matter);

(c)	the right to an equal share in any dividend paid by the Company against each other Class F Shares, and which shall be five times greater than any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other share; and

(d)	the right to an equal share in the distribution of the surplus assets of the Company against each other Class F Shares, and which shall be five times greater than any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other share.

The Class F Shares are subject to mandatory and automatic redemption, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by the Company’s board of directors, in exchange for the issuance of new Ordinary Shares at a ratio of five (5) Ordinary Shares for each one (1) Class F Share redeemed.

The Class F Shares are non-transferable.

The Company and the holders of the Class F Shares have entered into a Class F Shareholders’ Agreement that provides, among other things, that the holders of Class F Shares:

•	will vote the Class F Shares held by them as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares; and

•	are bound by the redemption provisions set out in the Articles and that they will take all necessary action to comply with them.

Register of Members

Under the BVI Act, the shares are deemed to be issued when the name of the shareholder is entered in the register of members. Our register of members will be maintained by our transfer agent, Computershare Inc.

If:

(a)	information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register; or

(b)	there is unreasonable delay in entering information in the register,

a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the Company to pay all costs of the application and any damages the applicant may have sustained.

Dividends

We have not paid any cash dividends on our shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings. Under the laws of the British Virgin Islands and our Articles, we may only pay a dividend or make a distribution to our shareholders if, following such dividend or distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. In addition, the Second Tranche Notes prohibit us and our subsidiaries from paying dividends or other cash distributions, except for intercompany transfers to us and payments to WISeKey.

Comparison of Shareholder Rights

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions are generally not available to shareholders under British Virgin Islands law.

The British Virgin Islands courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum and articles of association. Furthermore, consideration would be given by a British Virgin Islands court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the High Court of the British Virgin Islands, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	The Articles contain a provision that the board of directors has the power to determine the remuneration, if any, of the directors.

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The Articles provide that the directors shall be appointed at the Company’s annual general meeting and will hold office until the next annual general meeting or until their earlier death, resignation or removal. Re-election is possible. The directors of the Company may appoint directors where there is a vacancy.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•     any breach of a director’s duty of loyalty to the corporation or its shareholders;

•     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•     statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•     any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•     by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•     by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•     by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•     by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Section 132 of the BVI Act, and the Articles, provide that, subject to certain limitations, SEALSQ shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Section 133 of the BVI Act permits a company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to them in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: • the duty of care; and • the duty of loyalty.

The BVI Act imposes a duty on directors and officers of a British Virgin Islands company:

(a)    to act honestly and in good faith and in what the director believes to be in the best interests of the company when exercising their powers as a director;

(b)    to exercise the reasonable care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation:

i.   the nature of the company;

ii.  the nature of the decision; and

iii. the position of the director and the nature of their responsibilities;

(c)    to exercise their duties for proper purpose and in accordance with the BVI Act and the memorandum and association of the company; and

(d)    to disclose any interest which they have in a transaction entered into or to be entered into by the company.

The statutory duties imposed on directors, by the BVI Act, are further supplemented by common law duties established (over centuries) of case law. There is considerable overlap between the common law and the BVI Act and in most circumstances it is not necessary to consider the two separately.

In addition, the BVI Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

The BVI Act also imposes a duty on directors and officers of a British Virgin Islands company to:

(a)    act honestly and in good faith with a view to the best interests of the company; and

(b)    exercise the care, diligence and skill that a reasonable director or officer would exercise in the same circumstances.

In addition, the BVI Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.

The BVI Act provides that shareholders may take action by written consent. Under the Articles a resolution in writing is passed when it is signed by the shareholders of the Company who at the date of the notice of the resolution represent such majority of votes of shares as would be entitled to vote on such resolution.

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Under the Articles, shareholders entitled to exercise 30% or more of the voting rights, in respect of the matter for which the meeting is requested, can require the directors to convene a meeting of shareholders.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.

Under British Virgin Islands law, the voting rights of shareholders are regulated by the company’s memorandum and articles of association and, in certain circumstances, by the BVI Act.

The Articles do not provide for cumulative voting.

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Articles, a director may be removed:

(a)    with or without cause, by resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the shares entitled to vote; or

(b)    with cause, by resolution of directors passed by all directors other than the director being removed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.

There is no similar law in the British Virgin Islands.
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

As permitted by the BVI Act and our Articles, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors or resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

A company may also be wound up where a court deems it just and equitable to do so and in circumstances where they are insolvent in accordance with the terms of the BVI Insolvency Act.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Articles, the rights conferred upon the holders of our shares of any class may only be varied with the consent in writing of the holders of a majority of the issued shares of that class or by a resolution approved at a meeting of the shares of that class by the affirmative vote of a majority of the votes of the shares of that class which were present at the meeting and were voted.

A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

A British Virgin Islands company’s memorandum and articles of association may be amended by resolutions of the board of directors and the shareholders, subject to the BVI Act and the memorandum and articles of association.

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the BVI Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), a list of the current directors and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a)    the memorandum and articles;

(b)    the register of members;

(c)    the register of directors; and

(d)    the minutes of meetings and resolutions of members and of those classes of members of which they are a member,

and to make copies of or take extracts from the documents and records referred to above.

Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to a British Virgin Islands Court for an order that they should be permitted to inspect the document or to inspect the document without limitation.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

•     out of its surplus, or

•     in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Under British Virgin Islands law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that:

(a)    the company is, or would after the payment be, unable to pay its debts as they fall due; or

(b)    that the value of the company’s assets would be less than its liabilities.

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

The number of shares that a British Virgin Islands company is authorized to issue is set out in the memorandum and articles of association.

The Articles provide that the company is authorized to issue 210,000,000 shares in two classes as follows:

(a)    200,000,000 Ordinary Shares; and

(b)    10,000,000 Class F Shares.

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The consolidation or merger of a British Virgin Islands company with another company or corporation (other than certain affiliated companies) requires the consolidation or merger to be approved by the company’s board of directors and by its shareholders. Unless the company’s memorandum and articles of association provide otherwise, the approval of a majority of the shareholders voting at a meeting of shareholders is required to approve the consolidation or merger agreement.

Under British Virgin Islands law, in the event of a consolidation or merger of a British Virgin Islands company with another company or corporation, a shareholder of the British Virgin Islands company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may seek fair value for those shares in accordance with Section 179 of the BVI Act.

SELLING STOCKHOLDERS

The table below sets forth information regarding beneficial ownership of our Ordinary Shares as of May 8, 2025, as adjusted to reflect the Ordinary Shares that may be sold from time to time pursuant to this Reoffer Prospectus for all Selling Stockholders, as identified in the table. We will not receive any proceeds from the resale of the Ordinary Shares by the Selling Stockholders. The Ordinary Shares offered by the Selling Stockholders hereunder registers an aggregate of 4,450,467 Ordinary Shares issuable upon the exercise of options to purchase Ordinary Shares issued under the SEALSQ Corp Ordinary Share Option Plan (the “Plan”).

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the Ordinary Shares issuable pursuant to stock options that are exercisable within 60 days of May 9, 2025. Ordinary Shares issuable pursuant to such stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

The table below sets forth, as of May 8, 2025, (i) the name of each person who is offering the resale of Ordinary Shares by this Reoffer Prospectus; (ii) the number (and the percentage, if 1% or greater) of Ordinary Shares that each Selling Stockholder may offer for sale from time to time pursuant to this Reoffer Prospectus, whether or not such Selling Stockholder has a present intention to do so; and (iii) the number of shares (and the percentage, if 1% or greater) of Ordinary Shares each person will own after the offering, assuming such person sells all of the Ordinary Shares offered. We have based percentage ownership of our Ordinary Shares before this offering on 114,508,901 Ordinary Shares outstanding as of May 6, 2025.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Unless otherwise indicated, the address for each Selling Stockholder listed in the table below is c/o SEALSQ Corp succursale de Meyrin, Avenue Louis-Casai 58, 1216 Cointrin, Switzerland.

Selling Stockholder	Ordinary Shares Beneficially Owned Prior to this Offering (1)	Percentage of Ordinary Shares Beneficially Owned Prior to this Offering (1)	Ordinary Shares Offered for Resale in this Offering	Ordinary Shares Beneficially Owned After this Offering (2)	Percentage of Ordinary Shares Beneficially Owned After this Offering (1)(2)
Carlos Moreira	95,325	**	1,650,000	1,745,325	1.46%
John O’Hara*	412	**	730,500	730,912	**
Peter Ward	315	**	366,746	367,061	**
Cristina Dolan	0	**	85,081	85,081	**
David Fergusson	10	**	54,373	54,383	**
Ruma Bose	0	**	106,771	106,771	**
Eric Pellaton	2,987	**	85,081	88,068	**
Danil Kerimi	0	**	100,065	100,065	**
Bernard Vian*	0	**	417,280	417,280	**
Jean-Pierre Enguent*	0	**	232,870	232,870	**
Franck Buonanno*	0	**	111,700	111,700	**
Nathalie Verjus*	0	**	510,000	510,000	**

* Options granted subject to execution of grant agreement.

** Less than 1%

(1)	Beneficial ownership and the percentage of Ordinary Shares beneficially owned is computed on the basis of 114,508,901 Ordinary Shares outstanding as of May 6, 2025 and determined in accordance with the rules and regulations of the SEC.

(2)	Assumes that all of the Ordinary Shares held by each Selling Stockholder and being offered under this Reoffer Prospectus are sold, and that no Selling Stockholder will acquire additional Ordinary Shares before the completion of this offering.

The Selling Stockholders identified in the table above may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this Reoffer Prospectus accordingly. We cannot give an estimate as to the number of Ordinary Shares that will actually be held by the Selling Stockholders upon termination of this offering because the Selling Stockholders may offer some or all of their Ordinary Shares under the offering contemplated by this Reoffer Prospectus or acquire additional Ordinary Shares. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this Reoffer Prospectus.

PLAN OF DISTRIBUTION

We are registering the Ordinary Shares covered by this Reoffer Prospectus to permit the Selling Stockholders to conduct public secondary trading of the Ordinary Shares from time to time after the date of this Reoffer Prospectus. As used herein, references to “Selling Stockholders” includes donees, pledgees, transferees, distributees or other successors-in-interest selling Ordinary Shares received after the date of this Reoffer Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution, or other transfer.

We will not receive any of the proceeds from the sale of the Ordinary Shares offered by this Reoffer Prospectus. The aggregate proceeds to the Selling Stockholders from the sale of the Ordinary Shares will be the purchase price of the Ordinary Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Ordinary Shares covered by this Reoffer Prospectus. The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Ordinary Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this Reoffer Prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm. The Selling Stockholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of the Ordinary Shares to be made directly or through agents.

The Shares offered by this Reoffer Prospectus may be sold from time to time to purchasers:

•	directly by the Selling Stockholders;

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Stockholders or the purchasers of the Ordinary Shares; or

•	through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Selling Stockholders may agree to indemnify any broker, dealer, or agent that participates in transactions involving sales of the Ordinary Shares against certain liabilities in connection with the offering of the Ordinary Shares arising under the Securities Act. We will make copies of this Reoffer Prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholders and any underwriter, broker-dealer or agent regarding the sale of the Ordinary Shares by the Selling Stockholders.

The Ordinary Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this Reoffer Prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including Nasdaq;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	in options or other hedging transactions, whether through an options exchange or otherwise;

•	in distributions to members, limited partners or stockholders of Selling Stockholders;

•	through trading plans entered into by the Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this Reoffer Prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Stockholders, the aggregate amount of Ordinary Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this Reoffer Prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our Ordinary Shares, we will, to the extent required, promptly file a supplement to this Reoffer Prospectus to name specifically such person as a Selling Stockholder.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Stockholders will sell any or all the Ordinary Shares under this Reoffer Prospectus. Further, we cannot assure you that the Selling Stockholders will not transfer, distribute, devise or gift the Ordinary Shares by other means not described in this Reoffer Prospectus. In addition, any Ordinary Shares covered by this Reoffer Prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this Reoffer Prospectus. The Ordinary Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Stockholders and any other person participating in the sale of the Ordinary Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

Once sold under the registration statement of which this Reoffer Prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this Reoffer Prospectus.

LEGAL MATTERS

Certain legal matters with respect to British Virgin Islands law in connection with this offering are being passed upon for us by Harney Westwood & Riegels (BVI) LP. Certain matters of U.S. federal and New York law are being passed upon for us by Patterson Belknap Webb & Tyler LLP, New York, New York.

EXPERTS

The financial statements of SEALSQ Corp as of and for the year ended December 31, 2024 and December 31, 2023, in each case incorporated by reference in this reoffer prospectus from the Company’s Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the reports of BDO Ltd, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing. The financial statements of SEALSQ Corp Predecessor as of and for the year ended December 31, 2022, incorporated by reference in this reoffer prospectus from the Company’s Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of BDO Rhône Alpes, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act, relating to this offering of securities. As permitted by SEC rules, this reoffer prospectus does not contain all of the information contained in the registration statement of which this reoffer prospectus forms a part. Statements made in this reoffer prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, under cover of Reports of Foreign Private Issuer on Form 6-K, material information required to be made public by us or filed by us with and made public by any stock exchange or distributed by us to our shareholders. Such reports and other information filed with the SEC are available to the public over the internet at the SEC’s website at http://www.sec.gov. We also generally make available on our own website (www.sealsq.com) our half-year and year-end financial statements as well as other information.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.sealsq.com. Information contained on, or that can be accessed through, our website does not constitute a part of this reoffer prospectus. We have included our website address in this reoffer prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this reoffer prospectus, which means that information included in those reports is considered part of this reoffer prospectus. Because we are incorporating by reference future filings with the SEC, this reoffer prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this reoffer prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this reoffer prospectus or in any document previously incorporated by reference have been modified or superseded. This reoffer prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (in each case, other than those documents or the portions of those documents furnished, rather than filed), and, to the extent designated therein, reports on Form 6-K, until the offering of the securities under the registration statement of which this reoffer prospectus forms a part is terminated or completed:

•	our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 20, 2025;

•	our Reports on Form 6-K furnished by us to the SEC on March 21, 2025, March 24, 2025, April 9, 2025, April 30, 2025, and May 6, 2025; and

•	the description of our Ordinary Shares contained in our Registration Statement on Form 8-A filed with the SEC on May 18, 2023, as amended by Exhibit 2.4 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 20, 2025, as further amended and supplemented by the description of our Securities contained in this reoffer prospectus under “Description of Ordinary Shares,” including any subsequent amendment or any report filed for the purpose of updating such description.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

We will also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of this reoffer prospectus, but only to the extent specifically indicated in those submissions or in a future reoffer prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and the materials furnished on an earlier Form 6-K and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this reoffer prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports. In all cases, you should rely on the later information over different information in this reoffer prospectus or any accompanying prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

SEALSQ Corp

Avenue Louis-Casaï 58

1216 Cointrin Switzerland

Tel: 011-41-22-594-3000

Fax: 011-41-22-594-3001

The information relating to us contained in this reoffer prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference our publicly filed reports into this Registration Statement, which means that information included in those reports is considered part of this Registration Statement. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this Registration Statement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this Registration Statement or in any document previously incorporated by reference have been modified or superseded. This Registration Statement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (in each case, other than those documents or the portions of those documents furnished, rather than filed), and, to the extent designated therein, reports on Form 6-K, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

•	our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 20, 2025;

•	our Reports on Form 6-K furnished by us to the SEC on March 21, 2025, March 24, 2025, April 9, 2025, April 30, 2025, and May 6, 2025; and

•	the description of our Ordinary Shares contained in our Registration Statement on Form 8-A filed with the SEC on May 18, 2023, as amended by Exhibit 2.4 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 20, 2025, as further amended and supplemented by the description of our Securities contained in this prospectus under “Description of Ordinary Shares,” including any subsequent amendment or any report filed for the purpose of updating such description.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

We will also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and the materials furnished on an earlier Form 6-K and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this Registration Statement and you should not rely upon statements made in those earlier periodic reports. In all cases, you should rely on the later information over different information in this Registration Statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

SEALSQ Corp

Avenue Louis-Casaï 58

1216 Cointrin Switzerland

Tel: 011-41-22-594-3000

Fax: 011-41-22-594-3001

The information relating to us contained in this Registration Statement is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Our memorandum and articles of association (“Articles”) provide that, subject to certain limitations, the Company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity is only permitted under the BVI Act and the Articles if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that their conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that their conduct was unlawful.

The Company has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Articles. The Articles also permit the Company to purchase and maintain insurance on behalf of any officer or director who at the request of the Company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify the Company’s officers and directors.

These provisions may discourage shareholders from bringing a lawsuit against the Company’s directors for breach of their statutory or fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Company and the shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the insurance and the indemnity agreements are reasonable and necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description
5.1*	Opinion of Harneys regarding the validity of the securities being registered.
23.1*	Consent of BDO Ltd, an independent public accounting firm
23.2*	Consent of BDO Rhône-Alpes, an independent public accounting firm
23.3*	Consent of Harneys (included in Exhibit 5.1)
24.1*	Power of Attorney (contained on the signature pages hereto).
99.1	SEALSQ Corp Ordinary Share Option Plan, effective as of September 15, 2023 (incorporated by reference to Exhibit 4.42 to the Company’s Annual Report on Form 20-F filed with the SEC on March 20, 2025)
99.2	Form of Stock Option Award (included in Exhibit 99.1)
107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Cointrin, Switzerland on the 9th day of May, 2025.

SEALSQ Corp

By:	/s/ John O’Hara
Name:	John O’Hara
Title:	Chief Financial Officer

By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carlos Moreira and John O’Hara, or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same distribution which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 9, 2025.

Signature	Title

/s/ Carlos Moreira	Chief Executive Officer and Director
Carlos Moreira	(Principal Executive Officer)

/s/ John O’Hara	Chief Financial Officer and Director
John O’Hara	(Principal Financial Officer and Principal Accounting Officer)

/s/ Cristina Dolan	Director
Cristina Dolan

/s/ David Fergusson	Director
David Fergusson

/s/ Eric Pellaton	Director
Eric Pellaton

/s/ Danil Kerimi	Director
Danil Kerimi

/s/ Ruma Bose	Director
Ruma Bose

/s/ Peter Ward	Director
Peter Ward

United States Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement or amendment thereto in the City of New York, State of New York, on May 9, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency